EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2018 Financial Results

-- Second highest quarterly net sales in Company’s history of $2.97 billion increased $524.4 million, or 21.4%, year-over-year
-- Second highest quarterly gross profit dollars in Company’s history of $834.3 million increased 21.7% year-over-year
-- EPS of $2.03 increased 53.8% year-over-year; second highest non-GAAP EPS in Company’s history of $2.42 increased 86.2% year-over-year
-- Stronger than anticipated pricing environment resulted in pre-tax LIFO adjustment (expense) of $77.5 million, or $0.80 per diluted share; $0.34 per diluted share greater than previously estimated
-- Repurchased $80.7 million of Reliance common stock

LOS ANGELES, Oct. 25, 2018 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Highlights

  Net sales were $2.97 billion, the second highest in Company history, up 21.4% from $2.45 billion in the third quarter of 2017 and down 0.5% from record $2.99 billion in the second quarter of 2018.
  Tons sold were down 1.2% from the third quarter of 2017 and down 5.1% from the second quarter of 2018, with the average selling price per ton sold up 23.0% from the third quarter of 2017 and up 4.3% from the second quarter of 2018.
  Gross profit dollars were $834.3 million, the second highest in Company history, with a gross profit margin of 28.0%, in-line with the third quarter of 2017 and down from 30.7% in the second quarter of 2018. FIFO gross profit margin was 30.7%, up from 28.2% in the third quarter of 2017 and down from 32.8% in the second quarter of 2018.
  Pre-tax income was $194.9 million, up 37.1% from $142.2 million in the third quarter of 2017 and down 36.4% from record $306.6 million in the second quarter of 2018. Non-GAAP pre-tax income was $230.8 million, the second highest in Company history, up 65.2% from $139.7 million in the third quarter of 2017 and down 23.3% from record $300.8 million in the second quarter of 2018.
  Net income attributable to Reliance was $148.3 million, up 52.4% from $97.3 million in the third quarter of 2017 and down 35.7% from $230.8 million in the second quarter of 2018. Net income attributable to Reliance for the third quarter of 2018 included a pre-tax impairment and restructuring charge of $36.8 million, or $0.38 per diluted share, primarily related to the downsizing of one of Reliance’s energy businesses, compared to $2.1 million, or $0.02 per diluted share, in the third quarter of 2017.
  Earnings per diluted share were $2.03, up 53.8% from $1.32 in the third quarter of 2017 and down 35.8% from $3.16 in the second quarter of 2018.
  Non-GAAP earnings per diluted share were $2.42, the second highest in Company history, and were up 86.2% from $1.30 in the third quarter of 2017 and down 21.9% from record $3.10 in the second quarter of 2018.
  The effective tax rate was 22.9%, compared to 30.4% in the third quarter of 2017 and 24.0% in the second quarter of 2018.
  Cost of sales includes a pre-tax net LIFO inventory valuation charge, or expense, of $77.5 million, or $0.80 per diluted share, in the third quarter of 2018, compared to $6.3 million, or $0.05 per diluted share, in the third quarter of 2017 and $62.5 million, or $0.65 per diluted share, in the second quarter of 2018.
  Cash flow from operations was $136.3 million in the third quarter of 2018 and net debt-to-total capital was 28.2% at September 30, 2018.
  A quarterly cash dividend of $0.50 per share was declared on October 23, 2018 for stockholders of record as of November 16, 2018 and will be payable on December 7, 2018.

Management Commentary
“We are very pleased with our third quarter performance which was characterized by solid pricing, continued healthy demand and excellent execution by our managers in the field,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “Our earnings were supported by favorable pricing conditions, with prices on the majority of the products we sell remaining at high levels throughout the quarter. As a result, we generated the second highest quarterly net sales in Reliance’s history of $2.97 billion which, when combined with our solid gross profit margin of 28.0%, produced our second highest gross profit dollars of $834.3 million and our second highest non-GAAP pre-tax income of $230.8 million. Our third quarter non-GAAP earnings of $2.42 per diluted share were also the second highest in our Company’s history, growing 86.2% year-over-year.  These significant accomplishments were exceeded only by our record results achieved in the prior quarter.”

Mr. Mollins continued, “We are very encouraged by the continuing positive demand conditions that we are seeing across nearly all of the end markets in which we operate. Our tons sold in the third quarter were down 5.1% from the second quarter of 2018, slightly outside of our expected range of down 2% to 4%. The decrease was due to the normal seasonal decline we experience during the summer months, which includes lower shipping volumes due to customer shutdowns and vacation schedules, as well as one less shipping day in the third quarter compared to the second quarter of 2018. Metals pricing across all of our major commodities remained positive. Our average selling price per ton sold increased 4.3% in the third quarter compared to the second quarter of 2018, exceeding our expectations.  However, the stronger than forecast pricing environment increased our LIFO estimate for the year, with the “catch-up” adjustment reducing our earnings per diluted share in the quarter by $0.80, compared to the $0.46 per share impact we had anticipated.”

“We continuously evaluate each of our 300 plus operations to determine if they meet our profitability standards. This resulted in our decision to downsize one of our energy businesses as its future outlook has changed due to competitive factors for certain products it sells. Our pre-tax impairment and restructuring charge of $36.8 million for the quarter included costs related to this downsizing as well as the restructuring of a few other small operations,” Mr. Mollins further stated.

Mr. Mollins concluded, “The positive demand and pricing environment in the first nine months of 2018 contributed to Reliance’s achievement of significant earnings milestones. However, these accomplishments would not have been possible without the extraordinary performance of our managers in the field who remain committed to executing disciplined pricing, inventory management and expense control. We continue to experience healthy activity in nearly all of the end markets in which we operate and remain confident in our ability to maximize our earnings power and maintain our focus on increasing value to our stockholders.”

Third Quarter 2018 Business Metrics
(tons in thousands; percentage change)
	Q3 2018	Q2 2018	Sequential Quarter Change	Q3 2017	Year-Over- Year Change
Tons sold	1,504.1	1,584.5	(5.1%)	1,521.7	(1.2%)
Tons sold (same-store)	1,500.4	1,581.5	(5.1%)	1,521.7	(1.4%)
Average selling price per ton sold	$1,972	$1,890	4.3%	$1,603	23.0%
Average selling price per ton sold (same-store)	$1,962	$1,883	4.2%	$1,603	22.4%

Third Quarter 2018 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q3 2018 Tons Sold	Q2 2018 Tons Sold	Sequential Quarter Change	Q3 2017 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,200.0	1,267.7	(5.3%)	1,220.3	(1.7%)	5.4%	26.3%
Aluminum	89.4	94.5	(5.4%)	89.8	(0.4%)	3.8%	18.3%
Stainless steel	81.3	85.1	(4.5%)	79.1	2.8%	2.2%	18.6%
Alloy	52.8	55.8	(5.4%)	54.8	(3.6%)	4.9%	18.9%

	Sales ($'s in millions; percentage change)
	Q3 2018 Sales	Q2 2018 Sales	Sequential Quarter Change	Q3 2017 Sales	Year-Over- Year Change
Carbon steel	$1,637.6	$1,642.2	(0.3%)	$1,319.5	24.1%
Aluminum	$559.9	$570.0	(1.8%)	$475.3	17.8%
Stainless steel	$418.7	$428.7	(2.3%)	$343.3	22.0%
Alloy	$171.2	$172.5	(0.8%)	$149.3	14.7%

Year-to-Date (9 month) 2018 Business Metrics
(tons in thousands; percentage change)
	2018	2017	Year-Over- Year Change
Tons sold	4,684.3	4,602.4	1.8%
Tons sold (same-store)	4,675.6	4,602.4	1.6%
Average selling price per ton sold	$1,860	$1,588	17.1%
Average selling price per ton sold (same-store)	$1,853	$1,588	16.7%

Year-to-Date (9 month) 2018 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2018 Tons Sold	2017 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	3,739.5	3,692.6	1.3%	18.9%
Aluminum	282.2	275.7	2.4%	13.5%
Stainless steel	252.5	237.5	6.3%	13.2%
Alloy	168.1	164.8	2.0%	14.1%

	Sales ($'s in millions; percentage change)
	2018 Sales	2017 Sales	Year-Over- Year Change
Carbon steel	$4,741.0	$3,936.8	20.4%
Aluminum	$1,680.1	$1,446.2	16.2%
Stainless steel	$1,250.6	$1,038.6	20.4%
Alloy	$512.7	$440.4	16.4%

End Market Commentary
Customer demand remained strong throughout the third quarter of 2018. As anticipated, the Company experienced normal seasonality during the quarter resulting from customer shutdowns and vacation schedules as well as one less shipping day compared to the second quarter of 2018. This reduced Reliance’s shipments by 5.1% in the third quarter of 2018 compared to the second quarter of 2018. Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

  Aerospace demand remains strong and continues to be one of the Company’s top-performing end markets. Reliance maintains its positive outlook for aerospace as build rates and the backlog for orders of commercial planes continues to improve. Reliance expects to continue growing its market share in aerospace given its increased exposure to the defense market and international expansion activities.
  Automotive demand continues to be strong. Reliance services the automotive market mainly through its toll processing operations in the U.S. and Mexico. Reliance maintains its positive outlook for this market as the usage of aluminum in the automotive industry continues to rise. Reliance continues to focus on increasing its processing capacity through the Company’s ongoing investments in new facilities and equipment based on the underlying positive demand environment.
  Non-residential construction demand, including infrastructure, continues to steadily improve. Reliance is well positioned to absorb increased volume into its existing facilities and cost structure and remains optimistic that the gradual improvement in non-residential construction activity will continue.
  Heavy industry demand continues to strengthen. Reliance has been experiencing increased activity in the industrial equipment markets, primarily related to construction and agricultural equipment. The Company believes demand in construction and agricultural equipment has been supported by increased capital spending budgets due to tax reform, and maintains its positive outlook that demand in this end market will continue to steadily improve.
  Energy (oil and gas) demand continues to recover for the products Reliance sells into this end market. Leading indicators, including rig counts and drilling activity continue to increase with mill lead times extending. Completion activity also continues to gain strength. Reliance remains confident in its ability to service further increases in the energy market as demand continues to improve.

Balance Sheet & Liquidity
Reliance ended the third quarter of 2018 with total debt outstanding of $2.08 billion, and a net debt-to-total capital ratio of 28.2%. The Company had $706.2 million available for borrowings on its $1.5 billion revolving credit facility at September 30, 2018.

“Once again, our strong earnings, resulting from continued solid execution in a positive pricing and demand environment, enabled us to generate positive cash flow from operations of $136.3 million despite higher working capital requirements. Further, our healthy cash flow supported our ability to execute on our capital allocation priorities of investing in the growth of our business and stockholder return activities. During the third quarter we invested in capital expenditures, completed an acquisition, and paid dividends to our stockholders. We also enhanced our stockholder returns with opportunistic share repurchases,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.

Acquisition of KMS Fab, LLC and KMS South, Inc.
As previously announced, effective August 1, 2018, Reliance acquired all of the issued and outstanding equity ownership interests of KMS Fab, LLC and KMS South, Inc. (the “KMS Companies”). The KMS Companies specialize in precision sheet metal fabrication ranging from prototypes to large production runs utilizing a wide variety of metals and fabrication methods including laser cutting, stamping, turret punching, machining, powder coating and welding. The KMS Companies have operations in Luzerne, Pennsylvania and West Columbia, South Carolina. For the fiscal year ended December 31, 2017, the KMS Companies’ combined net sales were $23.3 million.

Acquisition of Acero Prime
Effective October 23, 2018, Reliance acquired the remaining 40% ownership interest in Acero Prime, S. de R.L. de C.V. (“Acero Prime”), a toll processor in Mexico, from its joint venture partner, an affiliate of United States Steel Corporation (“U.S. Steel”). Reliance also concurrently purchased U.S. Steel’s interest in Acero Prime Servicios, S. de R.L. de C.V., an affiliate of Acero Prime. With these transactions, Reliance assumed 100% ownership of Acero Prime’s four toll processing locations in Mexico, including the recently constructed Monterrey facility which opened in July 2016.

Stockholder Return Activity
On October 23, 2018, the Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, payable on December 7, 2018 to stockholders of record as of November 16, 2018. Reliance has paid regular quarterly dividends for 59 consecutive years and has increased the dividend 25 times since its 1994 IPO, with the most recent increase of 11.1% in the first quarter of 2018.

Reliance also repurchased $80.7 million of its common stock in the third quarter of 2018 at an average cost of $87.83 per share. At September 30, 2018, approximately 6.6 million shares remained available for repurchase under the Company’s share repurchase program. The Company has repurchased an additional $82.9 million, or 1.0 million shares of its common stock at an average cost of $82.61 in October. On October 23, 2018, the Board of Directors extended Reliance’s existing share repurchase plan through December 31, 2021 and increased the total authorized number of shares available to be repurchased by 5 million shares, to a total of 10.7 million shares. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic in regard to business conditions in the fourth quarter of 2018. The Company expects that demand in the fourth quarter of 2018 will remain healthy, excluding the impact of normal seasonal patterns, which include a decline in shipping volume due to customer holiday-related shutdowns and fewer shipping days in the fourth quarter of 2018 compared to the third quarter of 2018. As a result, the Company estimates tons sold will be down 5% to 7% in the fourth quarter of 2018 compared to the third quarter of 2018. Reliance management also believes pricing fundamentals will remain steady to slightly up based on current demand levels, raw material costs and ongoing trade actions. Accordingly, the Company expects its average selling price per ton sold for the fourth quarter will be flat to up 1% compared to the third quarter of 2018. As a result, management currently expects non-GAAP earnings per diluted share to be in the range of $1.75 to $1.85 for the fourth quarter of 2018.

Conference Call Details
A conference call and simultaneous webcast to discuss the third quarter 2018 financial results and business outlook will be held today, October 25, 2018 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13683404. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 8, 2018 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13683404. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Income Statement Data:

Net sales	$2,974.5	$2,450.1	$8,720.5	$7,344.6
Gross profit[1]	834.3	685.5	2,571.7	2,109.2
Operating income	214.4	158.7	788.1	520.1
Pre-tax income	194.9	142.2	726.7	463.1
Net income attributable to Reliance	148.3	97.3	548.1	312.0
Diluted earnings per share attributable to Reliance stockholders	$2.03	$1.32	$7.49	$4.24
Non-GAAP diluted earnings per share attributable to Reliance stockholders[2]	$2.42	$1.30	$7.82	$4.22
Weighted average shares outstanding – diluted	72,981,230	73,617,479	73,136,582	73,511,427
Gross profit margin[1]	28.0%	28.0%	29.5%	28.7%
Operating income margin	7.2%	6.5%	9.0%	7.1%
Pre-tax income margin	6.6%	5.8%	8.3%	6.3%
Net income margin – Reliance	5.0%	4.0%	6.3%	4.2%
Cash dividends per share	$0.50	$0.45	$1.50	$1.35

	September 30,	December 31,
	2018	2017*
Balance Sheet and Other Data:

Current assets	$3,692.6	$3,051.3
Working capital	2,852.6	2,347.6
Property, plant and equipment, net	1,681.4	1,656.3
Total assets	8,372.6	7,751.0
Current liabilities	840.0	703.7
Long-term debt	1,981.1	1,809.4
Total Reliance stockholders’ equity	4,995.5	4,667.1
Cash provided by operations[3]	233.3	399.0
Capital expenditures[3]	152.6	161.6
Net debt-to-total capital[4]	28.2%	27.2%
Return on Reliance stockholders' equity[5]	19.2%	14.8%
Current ratio	4.4	4.3
Book value per share[6]	$69.96	$64.29

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
3 For the nine months ended September 30, 2018 and for the year ended December 31, 2017.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
5 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
6 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

	September 30,	December 31,
	2018	2017*

ASSETS
Current assets:
Cash and cash equivalents	$112.1	$154.4
Accounts receivable, less allowance for doubtful accounts of $21.5 at September 30, 2018 and $15.5 at December 31, 2017	1,425.8	1,087.3
Inventories	2,083.7	1,726.0
Prepaid expenses and other current assets	71.0	80.7
Income taxes receivable	—	2.9
Total current assets	3,692.6	3,051.3
Property, plant and equipment:
Land	231.1	229.7
Buildings	1,136.3	1,095.3
Machinery and equipment	1,830.7	1,738.6
Accumulated depreciation	(1,516.7)	(1,407.3)
Property, plant and equipment, net	1,681.4	1,656.3

Goodwill	1,853.3	1,842.6
Intangible assets, net	1,064.5	1,112.1
Cash surrender value of life insurance policies, net	34.6	47.8
Other assets	46.2	40.9
Total assets	$8,372.6	$7,751.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$461.2	$346.7
Accrued expenses	89.0	83.6
Accrued compensation and retirement costs	156.7	139.3
Accrued insurance costs	41.4	42.1
Current maturities of long-term debt and short-term borrowings	89.1	92.0
Income taxes payable	2.6	—
Total current liabilities	840.0	703.7
Long-term debt	1,981.1	1,809.4
Long-term retirement costs	76.5	85.4
Other long-term liabilities	14.3	11.8
Deferred income taxes	430.4	440.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 71,443,121 at September 30, 2018 and 72,609,540 at December 31, 2017	495.6	594.6
Retained earnings	4,583.0	4,144.1
Accumulated other comprehensive loss	(83.1)	(71.6)
Total Reliance stockholders’ equity	4,995.5	4,667.1
Noncontrolling interests	34.8	32.8
Total equity	5,030.3	4,699.9
Total liabilities and equity	$8,372.6	$7,751.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$2,974.5	$2,450.1	$8,720.5	$7,344.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,140.2	1,764.6	6,148.8	5,235.4
Warehouse, delivery, selling, general and administrative	531.0	470.0	1,586.3	1,422.1
Depreciation and amortization	53.4	54.0	161.8	164.2
Impairment of long-lived assets	35.5	2.8	35.5	2.8
	2,760.1	2,291.4	7,932.4	6,824.5

Operating income	214.4	158.7	788.1	520.1

Other (income) expense:
Interest expense	22.0	19.1	62.6	54.9
Other (income) expense, net	(2.5)	(2.6)	(1.2)	2.1
Income before income taxes	194.9	142.2	726.7	463.1
Income tax provision	44.6	43.2	172.2	145.9
Net income	150.3	99.0	554.5	317.2
Less: Net income attributable to noncontrolling interests	2.0	1.7	6.4	5.2
Net income attributable to Reliance	$148.3	$97.3	$548.1	$312.0

Earnings per share attributable to Reliance stockholders:
Diluted	$2.03	$1.32	$7.49	$4.24
Basic	$2.06	$1.33	$7.57	$4.28

Cash dividends per share	$0.50	$0.45	$1.50	$1.35

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities:
Net income	$554.5	$317.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	161.8	164.2
Impairment of long-lived assets	35.5	2.8
Provision for uncollectible accounts	8.4	6.3
Deferred income tax benefit	(9.9)	(4.7)
Gain on sales of property, plant and equipment	(1.2)	(8.4)
Stock-based compensation expense	33.8	23.3
Other	6.8	4.9
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(339.6)	(208.9)
Inventories	(352.2)	(235.5)
Prepaid expenses and other assets	9.9	12.6
Accounts payable and other liabilities	125.5	124.5
Net cash provided by operating activities	233.3	198.3

Investing activities:
Purchases of property, plant and equipment	(152.6)	(118.1)
Acquisitions, net of cash acquired	(55.6)	(1.3)
Proceeds from sales of property, plant and equipment	8.8	14.0
Other	10.4	5.6
Net cash used in investing activities	(189.0)	(99.8)

Financing activities:
Net short-term debt (repayments) borrowings	(24.6)	3.6
Proceeds from long-term debt borrowings	941.0	674.0
Principal payments on long-term debt	(752.5)	(634.5)
Dividends and dividend equivalents paid	(110.5)	(99.3)
Exercise of stock options	2.8	3.4
Share repurchases	(130.1)	—
Other	(9.9)	(5.3)
Net cash used in financing activities	(83.8)	(58.1)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	7.0
(Decrease) increase in cash and cash equivalents	(42.3)	47.4
Cash and cash equivalents at beginning of year	154.4	122.8
Cash and cash equivalents at end of period	$112.1	$170.2

Supplemental cash flow information:
Interest paid during the period	$50.6	$44.2
Income taxes paid during the period, net	$171.4	$135.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$3.3	$—

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2018	2018	2017	2018	2018	2017

Net income attributable to Reliance	$148.3	$230.8	$97.3	$2.03	$3.16	$1.32
Tax reform	1.1	—	—	0.02	—	—
Net income attributable to Reliance excluding the impact of tax reform	149.4	230.8	97.3	2.05	3.16	1.32
Non-recurring settlement gains	—	(5.8)	—	—	(0.08)	—
Impairment and restructuring charges	36.8	—	2.1	0.50	—	0.03
Income tax (benefit) expense related to above items	(9.0)	1.4	(0.8)	(0.12)	0.02	(0.01)
Gains related to sales of non-core assets	(0.9)	—	(4.6)	(0.01)	—	(0.06)
Income tax expense related to sales of non-core assets	—	—	1.8	—	—	0.02
Non-GAAP net income attributable to Reliance	$176.3	$226.4	$95.8	$2.42	$3.10	$1.30

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2018	2017	2018	2017

Net income attributable to Reliance		$548.1	$312.0	$7.49	$4.24
Tax reform		1.1	—	0.02	—
Net income attributable to Reliance excluding the impact of tax reform		549.2	312.0	7.51	4.24
Non-recurring settlement (gains) charges		(5.8)	2.8	(0.08)	0.04
Impairment and restructuring charges		36.8	2.4	0.51	0.04
Income tax benefit related to above items		(7.6)	(2.0)	(0.11)	(0.03)
Gains related to sales of non-core assets		(0.9)	(8.1)	(0.01)	(0.11)
Income tax expense related to sales of non-core assets		—	3.1	—	0.04
Non-GAAP net income attributable to Reliance		$571.7	$310.2	$7.82	$4.22

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Gross profit - LIFO	$834.3	$917.5	$685.5	$2,571.7	$2,109.2
Net LIFO/LCM expense	77.5	62.5	6.3	165.0	26.3
Gross profit - FIFO	911.8	980.0	691.8	2,736.7	2,135.5
Restructuring credits	—	—	—	—	(0.2)
Adjusted gross profit - FIFO	$911.8	$980.0	$691.8	$2,736.7	$2,135.3

Gross profit margin - LIFO	28.0%	30.7%	28.0%	29.5%	28.7%
Net LIFO/LCM expense as a % of sales	2.7%	2.1%	0.2%	1.9%	0.4%
Gross profit margin - FIFO	30.7%	32.8%	28.2%	31.4%	29.1%
Restructuring credits as a % of sales	—	—	—	—	—
Adjusted gross profit margin - FIFO	30.7%	32.8%	28.2%	31.4%	29.1%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include revised estimates of our preliminary assessment of the impact of tax reform, pension settlement charges, settlement gains, impairment and restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2018	2018	2017	2018	2018	2017

Net income attributable to Reliance	$148.3	$230.8	$97.3	$2.03	$3.16	$1.32
Tax reform	1.1	—	—	0.02	—	—
Net income attributable to Reliance excluding the impact of tax reform	149.4	230.8	97.3	2.05	3.16	1.32
Non-recurring settlement gains	—	(5.8)	—	—	(0.08)	—
Impairment and restructuring charges	36.8	—	2.1	0.50	—	0.03
Income tax (benefit) expense related to above items	(9.0)	1.4	(0.8)	(0.12)	0.02	(0.01)
Gains related to sales of non-core assets	(0.9)	—	(4.6)	(0.01)	—	(0.06)
Income tax expense related to sales of non-core assets	—	—	1.8	—	—	0.02
Non-GAAP net income attributable to Reliance	$176.3	$226.4	$95.8	$2.42	$3.10	$1.30

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2018	2017	2018	2017

Net income attributable to Reliance		$548.1	$312.0	$7.49	$4.24
Tax reform		1.1	—	0.02	—
Net income attributable to Reliance excluding the impact of tax reform		549.2	312.0	7.51	4.24
Non-recurring settlement (gains) charges		(5.8)	2.8	(0.08)	0.04
Impairment and restructuring charges		36.8	2.4	0.51	0.04
Income tax benefit related to above items		(7.6)	(2.0)	(0.11)	(0.03)
Gains related to sales of non-core assets		(0.9)	(8.1)	(0.01)	(0.11)
Income tax expense related to sales of non-core assets		—	3.1	—	0.04
Non-GAAP net income attributable to Reliance		$571.7	$310.2	$7.82	$4.22

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Gross profit - LIFO	$834.3	$917.5	$685.5	$2,571.7	$2,109.2
Net LIFO/LCM expense	77.5	62.5	6.3	165.0	26.3
Gross profit - FIFO	911.8	980.0	691.8	2,736.7	2,135.5
Restructuring credits	—	—	—	—	(0.2)
Adjusted gross profit - FIFO	$911.8	$980.0	$691.8	$2,736.7	$2,135.3

Gross profit margin - LIFO	28.0%	30.7%	28.0%	29.5%	28.7%
Net LIFO/LCM expense as a % of sales	2.7%	2.1%	0.2%	1.9%	0.4%
Gross profit margin - FIFO	30.7%	32.8%	28.2%	31.4%	29.1%
Restructuring credits as a % of sales	—	—	—	—	—
Adjusted gross profit margin - FIFO	30.7%	32.8%	28.2%	31.4%	29.1%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include revision to our provisional estimate of the impact of tax reform, pension settlement charges, settlement gains, impairment and restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.